                          LICENSE AND SUPPLY AGREEMENT

This LICENSE AND SUPPLY AGREEMENT ("Agreement"), dated as of September 29,1997, is by and between NASTECH PHARMACEUTICAL COMPANY INC., a Delaware corporation ("Nastech"), and MEDA AB, a Swedish corporation ("Meda").

                              W I T N E S S E T H

         WHEREAS, Nastech is engaged, among other things, in the business of research, development, manufacturing and commercialization of nasally administered forms of pharmaceutical products;

         WHEREAS, Meda is engaged among other things, through wholly owned subsidiaries, in the business of marketing and selling of pharmaceutical products in the ScandiBaltic area;

         WHEREAS, Nastech wishes to find a partner in the ScandiBaltic area for its intranasal cyanocobalamine product and Meda is interested in obtaining marketing rights in such territory and to obtain a product license in its own name and at its own expense; and

         WHEREAS, subject to the terms and conditions set forth in this Agreement, Nastech wishes to license to Meda and Meda wishes to license from Nastech certain rights under certain of the assets which Nastech uses in the conduct of its intranasal pharmaceutical business;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.0      Definitions

1.1 "Product" shall mean a pharmaceutical preparation in intranasal form containing cyanocobalamine as the active therapeutic ingredient as well as any future developments thereof.

1.2 "Territory" shall mean the ScandiBaltic area comprising Sweden, Denmark, Norway, Finland, Iceland, Estonia, Lithuania, Latvia and Russia.

1.3 "Patents" shall mean letters patent granted and patent applications pending or filed by Nastech or its Affiliates (or the rights to which have been assigned to Nastech) as of the date hereof relating to the Product and those patents set forth on Schedule 6.1 hereto including any patent application or patent which constitutes an extension, registration, confirmation, reissue, renewal, reexamination or continuation-in-part of such patent application or patent.

1.4 "Party", "Parties" mean Nastech, Meda, either Nastech or Meda or both as the case may be.

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1.5      "Proprietary Information" shall mean the information submitted to the
United States Food and Drug Administration ("FDA") with respect to the manufacture and regulatory approval of dosage forms of the Product.

1.6      "Effective Date" shall mean the last date of signing this Agreement.

1.7 "Launch Date" shall mean the date when the Product is put on the market in Sweden.

2.0      Marketing rights

2.1 Nastech hereby grants to Meda a license solely for the purpose of promoting, marketing, selling and distributing the Product in the Territory. As long as this Agreement is in force and effect Nastech shall refrain from granting rights to market and sell the Product in the Territory to any third party.

2.2 Meda shall market the Product at its choice under a trademark of its own or under Nastech's trademark "Nascobal", providing that such mark can be registered in the Territory. The proprietary rights to the trademark "Nascobal" shall be licensed to Meda in the Territory solely for the term of this Agreement. Meda may use Nastech's name and derivations thereof in promoting, marketing and selling the Product in the Territory; provided, however, that the particular formulation of any reference to Nastech's name in any promotional material shall be subject to Nastech's review and consent.

2.3 The licenses granted herein shall not be sublicensed by Meda without the prior written consent of Nastech, except that Meda shall have the right to sub-license its rights to its wholly owned subsidiaries in the Nordic countries as well as to MediNet International Ltd. within the Baltic countries and Russia.

2.4 Anything herein contained to the contrary notwithstanding, Nastech shall retain at all times during the term of this Agreement, and shall bear all costs associated with, all rights necessary: (a) to manufacture, or to have manufactured, the Product for Meda hereunder and otherwise fulfill its obligations under this Agreement, (b) to manufacture or have the Product manufactured in the Territory, (c) to make such changes as Nastech may deem reasonably appropriate in connection with any differing approach to manufacturing it may adopt in a facility(ies) in which any of the components of the Product are produced, as long as Meda is furnished with necessary regulatory documentation as to enable Meda to obtain required regulatory approval prior to the introduction of any modified Product.

2.5 Meda shall use reasonable and adequate efforts to market the Product in the Territory. Meda shall direct its marketing efforts to the Territory only and shall refrain from seeking customers, from establishing any branch and from maintaining any distribution depot in any





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country outside the Territory.  Any inquiries or orders received from customers outside the Territory, shall be forwarded from Meda to Nastech, however solely for information purposes.

3.       Purchase of the Product; Other Obligations

3.1 During the term of this Agreement, Meda agrees to purchase from Nastech and Nastech agrees to supply Meda with all of its requirements for the Product for its subsequent use, sale, lease or transfer by Meda. Nastech assumes the obligation to supply the Product to Meda upon firm orders given by Meda and confirmed by Nastech in sufficient quantities to satisfy Meda's marketing requirements, provided such requirements do not exceed 120% of the yearly forecasts submitted by Meda pursuant to Section 3.4.

3.2 Meda assumes the obligation to purchase and receive the Product exclusively from Nastech. The purchase price and terms of delivery agreed between the Parties are set out in Schedule 3.2 to this Agreement.

3.3 From the Launch Date and during the term of this Agreement, Meda shall place minimum quantity orders for the Products as follows:

         3.3.1 for the first twelve (12) months from Launch Date eighty (80) % of the volume forecast according to Clause 3.4 below, shall be guaranteed by Meda.

         3.3.2 for each of the first four (4) calendar years, following the expiry of the twelve (12) months period according to Clause 3.3.1, at least fifty (50) %, calculated during a period of two (2) consecutive calendar years of the purchase volume according to the renegotiated forecast in Clause 3.4.2 below, shall be guaranteed by Meda.

         3.3.3 if Meda during any period of two (2) consecutive calendar years of the period in Clause 3.3.2 should fail to reach at least (fifty) 50% of the volume forecast, then Nastech is entitled to terminate this Agreement by giving (12) months notice in writing to Meda, always provided that Nastech exercises its rights to terminate not later than March 31 following the end of such period of two calendar years. In this event, such termination shall be in full and final settlements of Meda's obligations regarding such minimum anticipated quantities. Nastech shall, however, give Meda an opportunity to explain the reasons for the failure to perform under the minimum obligations and Nastech shall take them into consideration.

3.4 During the term of this Agreement Meda shall submit to Nastech written forecast of the quantity of the Product, which Meda anticipates to purchase from Nastech as follows:

         3.4.1 For the period of twelve (12) months from Launch Date, this forecast to be





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submitted not later than fourteen (14) days from CPMP approval being obtained in each country, together with a preliminary forecast for the subsequent four
(4) calendar years.

         3.4.2 Following the expiry of the first twelve (12) month period from Launch Date, the Parties shall in good faith renegotiate the anticipated volume to be purchased during the following four (4) calendar years.

         3.4.3 In addition thereto, Meda shall submit to Nastech in July of every year during the term of this Agreement a revised written forecast of the quantity of the Product which Meda anticipate to purchase during the next calendar year. These forecasts will, if necessary be revised in each succeeding quarter.

         3.4.4 If, at any time, Meda should find that a given forecast is inaccurate, Meda shall inform Nastech thereof without delay and submit a modified forecast for the period in question.

         3.4.5 Should Meda be exposed to competition within the Territory or in any individual country thereof from generic versions of the Product or other directly competing products in intranasal form, Meda shall have the right to ask for renegotiation in good faith of the terms of this Agreement in order to reflect Meda's new position on the market. Should the parties fail to reach an agreement within three (3) months from Meda's request for renegotiation, either Party may terminate this Agreement prematurely by giving twelve (12) months notice in writing to the other Party.

3.5 Upon the written request of Nastech, Meda shall apply for and obtain marketing authorization for the Product in the Territory in its own name and at its own cost. Nastech shall reasonably cooperate and provide Meda with such Proprietary Information, to the extent such data presently exists and is possessed by Nastech, as may be necessary to pursue such marketing authorization. Meda will promptly provide Nastech with copies of, among other things, all of the following documents, such list is not meant to be exhaustive: (i) License Application, (ii) License Approval, (iii) Any communication to and from regulatory authorities, and (iv) Marketing information relating to reimbursement and other activities.

3.6 Nastech will make its best efforts to promptly make available to Meda any documentation, clinical results, training material, marketing or promotion or sales support documentation, developed by Nastech or by other licensees of Nastech.

4.0      Warranties

4.1 Nastech assumes the obligation to manufacture the Product in accordance with the health registration granted by the health authorities in
the Territory for the Product.   Nastech will submit a sample of the Product to
Meda for its approval ("Approved Samples") and shall make available





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to Meda a certificate of analysis for every Production batch of Product supplied to Meda. Nastech warrants that the Product supplied to Meda will conform to the Approved Samples and will be manufactured in accordance with applicable good manufacturing practices as promulgated by the proper authorities within each country of the Territory. Meda's sole remedy for breach of warranty shall be to require Nastech to replace any Product that does not substantially conform to the Approved Samples. In no event shall Nastech be liable to Meda for consequential or incidental damages including, without limitation, expenditures of any kind, loss of profits or prospective profits of any kind. Nastech HEREBY DISCLAIMS ANY WARRANTY OTHER THAN THOSE SET FORTH ABOVE WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY THAT THE Product IS FIT FOR ANY SPECIFIC PURPOSE.

4.2 Meda warrants that (i) it will not make any claim either orally or in writing with respect to the Product which will violate any law in the Territory, (ii) it shall store and handle the Product according to label and shipping carton directions or as may be specified from time to time by Nastech,
(iii) all trade names and trademarks which itrequests Nastech to affix to the Product are either owned by it or it has obtained the legal right to use the same and it agrees to indemnify and hold Nastech harmless against any claim, liability, loss, cost, damage, amount paid in settlement and/or reasonable and actual expense (including, without limitation, the reasonable costs of investigation and attorney's fees incurred in litigation or otherwise) based upon the use of any such trade name or trademark.

5.0     Insurance and Indemnification

5.1 Nastech shall name Meda as an additional insured on product liability insurance it may carry, if any, and shall provide Meda with a certificate of insurance so naming Meda as an additional insured. The foregoing shall not be construed to require Nastech to carry Product liability insurance.

5.2 Nastech shall indemnify and hold Meda harmless against any claim, liability, loss, cost, damage, amount paid in settlement and/or reasonable and actual expense (including, without limitation, the reasonable costs of investigation and attorney's fees incurred in litigation or otherwise), to which Meda may become subject arising out of or based upon the sale or use of any Product manufactured by Nastech which does not conform to the Approved Samples; provided Nastech is promptly notified of any such claim and is given the opportunity to defend the same with counsel of its own choice.

5.3 Meda shall name Nastech as an additional insured on product liability insurance it may carry, if any, and shall provide Nastech with a certificate of insurance so naming Nastech as an additional insured. The foregoing shall not be construed to require Meda to carry product liability insurance.





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5.4     Meda shall indemnify and hold Nastech harmless against any claim, liability, loss, cost, damage, amount paid in settlement and/or reasonable and actual expense (including, without limitation, the reasonable costs of investigation and attorney's fees incurred in litigation or otherwise), to which Nastech may become subject arising out of or based upon Meda's promotion, distribution or sale of the Product, including without limitation any claim made by Meda with respect to the effects of the Product in the marketing of the Product or by reason of Meda's failure to properly store or handle the Product.

5.5 The Parties shall cooperate in the defense of any claim or suits against one of them arising out of their activities under this Agreement.

6.0     Patent Rights

6.1 Set forth on Schedule 6.1 hereto is a list of all Patents issued and applied for by Nastech relating to the Product. Nastech shall be solely responsible for filing, prosecuting, and maintaining all of the Patents and Nastech shall pay the costs associated therewith. Nastech shall file, prosecute, and maintain all Patents so as to fully continue the benefits under the licenses granted to Meda hereunder. Meda and Nastech agree that, where applicable, all packaging of the Product shall identify (i) the number of the Patents and (ii) Nastech as the owner.

6.2 Each party shall promptly notify the other of any alleged infringement by third parties of any Patent and provide any information available to that party relating to such alleged infringement. Nastech shall have the responsibility to investigate such alleged infringement and act diligently to end any infringement of such rights, including, but not limited to, bringing suit against such third party infringer. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Nastech and any recovery of damages in any such suit shall be retained by Nastech. In the event of any infringement suit against a third party brought by Nastech Meda shall cooperate in all respects, execute any documents reasonably necessary to permit Nastech to prosecute such suit, and to the extent reasonable shall make available its employees and relevant records to provide evidence for such suit.

7.0     Payments

7.1 For the marketing rights, the right to refer to the Proprietary information and the reasonable assistance of Nastech in assisting Meda to obtain marketing authorizations in the Territory, the following amounts shall be paid by Meda to Nastech:

        7.1.1 Meda shall pay to Nastech a License Fee of USD $350,000.00 (three hundred fifty thousand Dollars) which is payable to Nastech.





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                a.)      with USD 150.000 within seven (7) days from CPMP's
                         approvals being obtained in Sweden, Denmark, Finland and Norway,

                b.) with USD 50.000 within four (4) months after CPMP approval or, within seven (7) days from reimbursement acceptance in the said four countries of the Territory, whichever occurs first,

                c.) with USD 100.000 within seven (7) days from reimbursement acceptance in Sweden and

                d.) with USD 50.000 upon the date of receiving the initial shipment of the Product from Nastech to Meda.

        7.1.2 Nastech shall notify Meda within thirty (30) days of the date of this Agreement as to whether Meda or another third party licensee of Nastech will apply for marketing approval under the CPMP or other regulatory procedure.

        7.1.3 In the event that Meda is required to perform additional clinical or pharmaceutical studies to obtain marketing approval it shall promptly notify Nastech. In the event that Nastech elects for Meda to continue with the application for marketing approval in the Territory it shall share the costs of such additional studies equally with Meda and any study so generated shall be the property of both parties. In the event that Nastech requests Meda to apply for a license under the CPMP mutual recognition the additional costs for this will be born by Nastech or their partners in the other territories.

8.0     Nondisclosure

8.1 During the term of this Agreement and thereafter, for a period of three years, Meda assumes the obligation to maintain in strict confidence all the information, including but not limited to the Proprietary Information, received from Nastech hereunder and / or contained in its documentation for government health registration for the Product, except disclosures to government bodies for registration purposes. Meda shall impose a similar secrecy obligation on its employees, consultants and clinicians as well as on third parties to whom any information is given for the purpose of this Agreement. Meda shall not sell, disclose or otherwise make available the health registration documentation to third parties and shall not use it outside the Territory.

8.2     The following are not subject of the secrecy-obligations hereunder:

        8.2.1 information, which at the time of disclosure, is in the public domain;





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         8.2.2   information, which after disclosure, becomes part of the
public domain by publication or otherwise, except by breach of this Agreement by Meda;

         8.2.3 information, which Meda can establish by competent proof, was in Meda's possession at the time of disclosure by Nastech and was not acquired either directly or indirectly from Nastech;

         8.2.4 information, which Meda receives from a third party, provided however, that such information was not obtained by said party directly or indirectly from Nastech;

         8.2.5 information, which Meda develops independently of Nastech, as evidenced in writing.

8.3 During the period of secrecy specified under Section 8.1. Meda shall not undertake, either directly or indirectly, to develop the manufacture of the Product based on Nastech's confidential information or otherwise.

9.0      Additional Covenants and Agreements of the Parties

9.1 No liability shall result from delay in performance in whole or in part hereunder by the occurrence of a contingency, the nonoccurrence of which is basic assumption on which this Agreement is made, including, but not limited to, acts of God, fire, flood, accident, riot, war, sabotage, strike, labor trouble, supply shortage or embargo. If any such circumstances affect only a part of Nastech's capacity tp perform, quantities affected by this section may, at the option of either party, be eliminated from the Agreement without liability, but the Agreement shall remain otherwise unaffected. A party shall be excused from performance under this Agreement to the extent that and for so long as such performance is substantially hindered or prevented by causes beyond its reasonable control; provided, however, that this Section shall not be construed to excuse performance unless prompt written notice of such inability tom perform is given to the other party.

9.2 Meda and Nastech shall jointly develop written procedures and define responsibilities for (i) the reporting of adverse drug experiences, (ii) the administration and analysis of and response to complaints concerning the Product, and (v) the development of training materials related to the Product. Meda and Nastech shall each comply with the provisions of such written procedures.

9.3 Meda and Nastech shall each comply with all laws and regulations applicable to manufacturing, marketing and selling the Product in the Territory and the performance of their respective obligations hereunder. Nastech and Meda each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. Nastech and Meda each shall notify the other within twenty-four (24) hours of receipt





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of any notice or any other indication whatsoever of any governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving the Product. Meda and Nastech shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents.

9.4 If either party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, relating in any way to the Product, the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour business days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.

9.5 Nastech and Meda shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

9.6 Nastech and Meda each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental applicable governmental agencies.

10.0     Duration and Termination

10.1 This Agreement shall commence on the Effective Date and shall thereafter remain in force, unless terminated prematurely by mutual agreement or according to Clause 3.3.3 or 3.4.5, 10.1.1 or 10.1.2, up to and including December 31 of the fifteenth year following the Effective Date. The Agreement shall thereafter be automatically renewed for another period of two (2) years each time, unless terminated by either Party giving twelve (12) months notice in writing to the other Party before the expiry of the initial fifteen (15) year period or any subsequent extension. Notwithstanding the foregoing, this Agreement may be terminated prematurely as follows:

         10.1.1 If either Nastech or Meda makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction





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any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

         10.1.2 Nastech and Meda each shall have the right to terminate this Agreement for default upon the other's failure to comply in any material respect with the terms and conditions of this Agreement. At least 30 days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 10.1.2, which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within 30 days after receipt of notification, or if the same cannot reasonably be corrected or remedied within 30 days, then if the defaulting party has not commenced curing said default(s) within said 30 days and be diligently pursuing completion of same, then such party immediately may terminate this Agreement.

         10.1.3 Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Product and any ongoing obligations hereunder with respect to the remaining Product and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 5.0, 8.0, 9.0, 10.0 and
11.0 hereof, and such obligations shall survive any such termination.

10.2 In addition to the foregoing, Nastech may terminate this Agreement (i) in the event that Meda fails to purchase the minimum quantities of the Product as required by Section 3.3.3 hereof for the time periods specified in that Section, and (ii) if Meda fails to obtain marketing approval for the Product in the Territory within twenty four (24) months of the Effective Date of this Agreement provided such failure is due to Meda's negligence or inability when handling the registration of application process for Nascobal and further provided that such failure is not due to Nastech's refusal or failure to provide necessary Proprietary Information. If terminated in advance Meda may sell its existing stock of Nascobal.

11.0     General Provisions

11.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither Nastech nor Meda may assign any of its rights, duties or obligations hereunder without the prior written





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
consent of the other, which consent shall not be unreasonably withheld, except that no prior written consent shall be required in the event that a third party acquires substantially all of the assets or outstanding shares of, or merges with, Meda or Nastech, as the case may be.

11.2 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

 If to Nastech, as follows:

         Nastech Pharmaceutical Company Inc.
         45 Davids Drive
         Hauppauge, New York 11788
         Facsimile: 516-273-0252
         Attention: President

If to Meda, as follows:

         Meda AB
         Box 138
         S-401 22 Goteborg
         Facsimile: +46 31 701 29 02
         Attention: President

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.2 by any party hereto to the other party.

11.3 Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No delay on the part of Nastech or Meda in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Nastech or Meda of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The indemnification provided in
Section 5.0 shall be the sole remedy available for any damages arising out of or in connection with this Agreement except for any rights or remedies which the parties hereto may otherwise have in equity.

11.4 The parties hereto are independent contractors, and nothing contained in this Agreement





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shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement. Meda acknowledges that it does not have, and Meda shall not make representations to any third party, either directly or indirectly, indicating that Meda has any authority to act for or on behalf of Nastech or to obligate Nastech in any way whatsoever. Nastech acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has any authority to act for or on behalf of Meda or to obligate Meda in any way whatsoever.

11.5 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.

11.6 This Agreement may be modified or amended only by written agreement of the parties hereto.

11.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

11.8 This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.

11.9 Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in New York, New York, pursuant to the Rules of Arbitration then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. Any arbitration hereunder shall be (i) submitted to an arbitration tribunal comprised of three (3) independent members knowledgeable in the pharmaceutical industry, one of whom shall be selected by Meda, one of whom shall be selected by Nastech, and one of whom shall be selected by the other two arbitrators; (ii) allow for the parties to request discovery pursuant to the rules then in effect under the Federal Rules of Civil Procedure for a period not to exceed 90 days; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. Each party shall bear its own costs and expenses, including attorney's fees incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances.





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
11.10 All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

11.11 No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any person not a party or not affiliated with a party to this Agreement.

11.12 If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.

11.13 All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                  NASTECH PHARMACEUTICAL
                                  COMPANY INC.


                                  By:
                                      ---------------------------------
                                      Name:  Vincent D. Romeo, Ph.D.
                                      Title: President



                                  MEDA AB.


                                  By:
                                      ---------------------------------
                                      Name:  Goran Pettersson
                                      Title: President

                                  SCHEDULE 3.2
                            Purchase Price and Terms

The following terms and conditions complete Section 3.2 of the License and Supply Agreement as follows:

Product is available for supply in packages of 5ml bottles equivalent to 8 doses.

Firms Orders shall be placed by Meda at least three (3) months before required delivery date and shall be subject to confirmation by Nastech.

Meda shall supply to Nastech artwork including films, which must be available at Nastech at least ninety (90) days before the required delivery dates.

The following prices shall be applicable for delivery until December 1999:

No price increase shall be effective before January 1st, 2000 and any increase shall be notified in writing at least 60 (sixty) days before such date. The base index figure shall be $15.00 as of the Effective Date of the Agreement.

The above prices are subject to yearly revision by January 1st, based on the price increases for the pharmaceuticals in the Territory, as calculated by LSAB in Sweden in October and corresponding institutions in other countries in the Territory. However, Nastech can only claim price increases if Meda is granted price increases for Nascobal in the Territory.

Nastech shall not revise its prices more than once a year.

Payment conditions:  Invoices are payable net without discount within sixty
(60) days after the date of invoice. Payment to be made in U.S. dollars. Interest shall be paid on overdue amounts at a rate of four (4%) percent over the prime rate of interest as announced and in effect, from time to time, by the Chase Manhattan Bank.

Delivery terms:  Delivery shall be  CIF Meda warehouse (Incoterms 1990).

This Schedule shall form an integral part of the License and Supply Agreement of same date between the Parties.

                                  SCHEDULE 2.5
               Patents for the Product Relating to the Territory



                     Danish Patent Application No. 6038/86

                          Norwegian Patent No. 174.182

                         Swedish Patent No. 86902732.6

                         Swedish Patent Nol 86902640.1